Exhibit 12.1

September 19, 2017

Board of Directors for Red Mountain Ventures G. P. Ltd.,

General Partner of Red Mountain Limited Partnership

1938-C Columbia Avenue, Box 670

Rossland British Columbia, Canada

V0G 1Y0

RE:     RED MOUNTAIN VENTURES LIMITED PARTNERSHIP

We are counsel to Red Mountain Ventures Limited Partnership (the “Partnership”) and its General Partner, Red Mountain Ventures G.P. Ltd. (the “General Partner”), with respect to the preparation and filing of a U.S. offering statement on Form 1-A (the “Offering Statement”) and a Canadian offering memorandum on Form 45-106F2 (the “Offering Memorandum” and together with the Offering Statement the “Offering Documents”). The Offering Documents cover the contemplated sale of up to 1,000,000 Class D Units of the Partnership (the “Units”), at a price of $10.00 per Unit (the “Offering”).

In connection with the opinion contained herein, we have examined (i) the Offering Documents, (ii) the amended Certificate of Limited Partnership with respect to the Partnership dated July 13, 2017 and filed July 13, 2017, (iii) the Amended and Restated Limited Partnership Agreement governing the Partnership dated July 1, 2017, (iv) a copy of the executed resolution passed by the directors of the General Partner dated August 12, 2017, and (v) such other documents we have deemed necessary and appropriate as we believe necessary for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the Units being sold pursuant to the Offering Documents are duly authorized and will be, when issued in the manner described in the Offering Documents and upon receipt by the Partnership of the proceeds from the Offering, validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following qualifications:

a)	No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Documents or any portion thereof;

b)	In our examination, we have assumed, without independent verification, the legal capacity of all natural persons, the genuineness of all signatures (whether on originals or copies of documents), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and

c)	Our opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada as they apply in the Province of British Columbia.

We further consent to the use of this opinion as an exhibit to either of the Offering Documents.

Yours truly,

“/Koffman Kalef LLP/”